UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 16, 2021

Vertex Pharmaceuticals Incorporated
(Exact name of registrant as specified in its charter)

Massachusetts	000-19319	04-3039129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
50 Northern Avenue
Boston, Massachusetts 02210
(Address of principal executive offices) (Zip Code)

(617) 341-6100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 Par Value Per Share	VRTX	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amended and Restated Joint Development and Commercialization Agreement

In December 2017, Vertex Pharmaceuticals Incorporated and Vertex Pharmaceuticals (Europe) Limited (together, “Vertex”) and CRISPR Therapeutics AG, CRISPR Therapeutics Limited, CRISPR Therapeutics, Inc., and TRACR Hematology Ltd (together, “CRISPR”) entered into a Joint Development and Commercialization Agreement (the “Joint Development Agreement”) pursuant to which the parties agreed to, among other things, co-develop and co-commercialize CTX001TM.

On April 16, 2021, Vertex and CRISPR agreed to amend and restate the Joint Development Agreement and entered into an Amended and Restated Joint Development and Commercialization Agreement (the “A&R JDCA”), pursuant to which the parties agreed to, among other things, (a) adjust the governance structure for the collaboration and adjust the responsibilities of each party thereunder; (b) adjust the allocation of net profits and net losses between the parties; and (c) exclusively license (subject to CRISPR’s reserved rights to conduct certain activities) certain intellectual property rights to Vertex relating to the products that may be researched, developed, manufactured and commercialized under such agreement. The closing of the transaction contemplated by the A&R JDCA is subject to certain conditions including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and any other required antitrust clearance.

The A&R JDCA includes, among other things, provisions relating to the following:

Governance; Activities. After the effective date of the closing of the transaction (the “Effective Date”), Vertex will lead global development, manufacturing and commercialization of CTX001, with support from CRISPR. Subject to the terms and conditions of the A&R JDCA, Vertex will have the right to conduct all research, development, manufacturing and commercialization activities relating to the product candidates and products under the A&R JDCA (including CTX001) throughout the world subject to CRISPR’s reserved right to conduct certain activities.

On the Effective Date, the previously established collaboration strategy team and all working groups established by such team will be disbanded. As of the Effective Date, Vertex and CRISPR will establish the following: (i) a joint oversight committee to provide high-level oversight, and (ii) a transition committee to provide a forum for planning, discussing and sharing information regarding certain transition activities until completion of such activities.

Financial Terms. In connection with the closing of the transaction contemplated by the A&R JDCA, Vertex will pay a $900.0 million upfront payment to CRISPR and an additional one-time $200.0 million milestone payment upon receipt of the first marketing approval of CTX001 from the U.S. Food and Drug Administration or the European Commission. With respect to CTX001, the net profits and net losses, as applicable, incurred under the A&R JDCA through July 1, 2021 (or the first day of the calendar quarter in which antitrust clearance occurs in the event antitrust clearance has not been received by October 1, 2021) will be shared equally between Vertex and CRISPR. Beginning July 1, 2021 (or the first day of the calendar quarter in which antitrust clearance occurs in the event antitrust clearance has not been received by October 1, 2021), the net profits and net losses, as applicable, for CTX001 incurred under the A&R JDCA will be allocated 60% to Vertex and 40% to CRISPR, while all other product candidates and products will continue to have net profits and net losses shared equally.

Termination. Either party can terminate the A&R JDCA upon a failure to obtain antitrust clearance within a certain period, upon the other party’s material breach, subject to specified notice and cure provisions, or, in the case of Vertex, in the event that CRISPR becomes subject to specified bankruptcy, winding up or similar circumstances. Either party may terminate the A&R JDCA in the event the other party commences or participates in any action or proceeding challenging the validity or enforceability of any patent that is licensed to such challenging party pursuant to the A&R JDCA. Vertex also has the right to terminate the A&R JDCA for convenience at any time after giving prior written notice.

If circumstances arise pursuant to which a party would have the right to terminate the A&R JDCA on account of an uncured material breach, such party may elect to keep the A&R JDCA in effect and cause the breaching party to be treated as if it had exercised its opt-out rights with respect to the products associated with such uncured material breach (described below) and the royalties payable to the breaching party would be reduced by a specified percentage.

Opt-Out Rights. Either party may opt out of the development of a product candidate under the A&R JDCA after predetermined points in the development of the product candidate, on a candidate-by-candidate basis. In the event of such opt-out, the opting-out party will no longer share in the net profits and net losses associated with such product candidate and, instead, the opting-out party will be entitled to high single to mid-teen percentage royalties on the net sales of such product, if commercialized.

The foregoing description of the A&R JDCA is only a brief description of the terms of such agreement, does not purport to be a complete, and is qualified in its entirety by such agreement, which will be filed with a subsequent Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: April 20, 2021	/s/ Joy Liu
Joy Liu
Senior Vice President, General Counsel